POWER OF ATTORNEY

The undersigned, Sean OSullivan Revocable Living Trust and SOSV Investments, LLC, hereby constitutes and appoints William Farah as their true and lawful Attorney-in-Fact, with full power in their name and on their behalf, to take all actions and do all things necessary with respect to all matters arising in connection with the ownership reporting requirements of the securities laws of the United States, including the execution and delivery of all documents in connection therewith.

The undersigned agree to indemnify said Attorney-in-Fact against, and hold him free and harmless from, and all loss, cost, expense, damage or liability which he may incur or sustain as a result of any action taken by him in good faith pursuant to this Power of Attorney.

This Power of Attorney shall remain in full force and effect until revoked in writing by the undersigned and the authority granted herein may be relied upon by any person until such person has actually received written notice of revocation.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 9th day of September, 2016.

Sean OSullivan Revocable Living Trust


/s/ Sean OSullivan
By: Sean OSullivan, Trustee

SOSV Investments, LLC


/s/ Sean OSullivan
By: Sean OSullivan, Managing Director